                                       Filed Pursuant to Rule 424(b)(3)
                                       and (c) Commission File No. 333-83315

                      PROSPECTUS SUPPLEMENT
              (TO PROSPECTUS DATED AUGUST 5, 1999)



                       The viaLink Company




                        720,000 Shares of
                          Common Stock


















                          ____________


   The date of this prospectus supplement is December 23, 1999

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      This prospectus supplement supplements the prospectus
dated August 5, 1999 of The viaLink Company relating to the public offering, which is not being underwritten, and sale by several stockholders of viaLink, or by pledgees, donees, transferees or other successors in interest to these selling stockholders, of up to 720,000 shares of our common stock. These selling stockholders received these shares upon the exercise of options to purchase shares of our common stock. This supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that information contained in this supplement supersedes the information contained in the prospectus.

          The viaLink Company's prospectus dated August 5, 1999 is hereby supplemented by including therein the following information:

1. viaLink's Current Report on Form 8-K dated December 7, 1999, as filed with the SEC December 14, 1999. This Form 8-K, a copy of which is attached to this prospectus supplement and incorporated by reference, discloses the following information:

        - The resignation of viaLink's independent accountants, PricewaterhouseCoopers, LLP; and

        - The engagement by viaLink of KPMG Peat Marwick as its new independent public accountants, effective as of December 10, 1999.

2. viaLink's Current Report on Form 8-K dated November 16, 1999, as filed with the SEC December 14, 1999. This Form 8-K, a copy of which is attached to this prospectus supplement and incorporated by reference, discloses the following information:

        -  The completion of viaLink's reincorporation in Delaware;
        -  The expiration of the promotional shares escrow agreement;
        -  The two-for-one split of viaLink's common stock; and
        - The resignation of Robert L. Barcum as a member of viaLink's board of directors and the election of Warren
           D. Jones as Mr. Barcum's replacement on the board.


   Expiration of the Promotional Shares Escrow Agreement

     On November 19, 1999, the promotional shares escrow agreement between viaLink and certain of its security holders expired, allowing for the release of 3.0 million shares of viaLink common stock and options to purchase 720,000 shares of viaLink common stock. The shares and options held under the escrow agreement became freely tradeable, subject to any restrictions due to ownership of the shares or options by persons deemed to be "affiliates" as such term is defined in Rule 144 under the Securities Act of 1933. The restrictions on transferability for shares held pursuant to the escrow agreement have expired, and such restrictions, as described in the section of the prospectus entitled "Special Notice to Purchasers Regarding Escrow of Purchased Shares," are no longer in effect.

   Two-for-One Split of the Common Stock of The viaLink Company

     On December 21, 1999, viaLink's common stock began trading on The Nasdaq SmallCap Market on a split-adjusted basis, reflecting the completion of its two-for-one split of its common stock, as more fully described in the Current Report on Form 8-K dated November 16, 1999 included with this prospectus supplement. All share information in this prospectus supplement gives effect to the two-for-one stock split. When reviewing the prospectus, please note that due to the stock split, the share information contained in the prospectus, including the financial statements and any previous prospectus supplement, should be proportionately adjusted. To give effect to the two-for-one stock split, all share numbers included in the prospectus (or any supplement) should be doubled and all per share information should be divided by two.

  Selling Stockholders

     Recently, Robert T. Kirk transferred options to purchase 120,000 shares of common stock to National Financial Services Corporation. The following table provides information with respect to the number of shares of common stock beneficially owned by National Financial Services Corporation, which was not originally identified in the prospectus as a selling stockholder, the percentage of outstanding shares of common stock of viaLink this represents, and the number of shares of common stock to be registered for sale. The following table also amends the information regarding the number of shares of common stock beneficially owned by Mr. Kirk.

[CAPTION]

Name of Selling Stockholder    Number of      Percent of    Number of
                                Shares        Outstanding    Shares
                              Beneficially      Shares      Registered
                               Owned(1)                     for Sale
                                                             Hereby(1)
National Financial Services   120,000         1.2           120,000
Corporation

Robert T. Kirk                144,000         1.5               0

(1) The registration statement to which the prospectus and this supplement relate shall also cover any additional shares of common stock which become issuable in connection with these shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.